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                                                                    EXHIBIT 99.1

BANKERS TRUST ANNOUNCES INTENTION OF CFO TO RETIRE

New York, June 22, 1995 -- Timothy T. Yates, chief financial officer and controller of Bankers Trust New York Corporation, plans to retire next summer, it was announced today by Bankers Trust Chairman Charles S. Sanford, Jr.

"After a rewarding 24-year career with the company, I have decided that I would now like to spend more time with my family and pursue other personal interests," Mr. Yates said. "Over the coming months, I look forward to working closely with my colleagues, particularly Charlie Sanford and Gene Shanks, to finish the implementation of the many initiatives that we currently have in progress."

"Tim has done a great job with every responsibility that he's been given over the past 24 years, especially in his current role as chief financial officer," said Mr. Sanford. "Management and the Board of Directors are deeply appreciative of his contributions to the firm's success."

Mr. Yates, who is also chief financial officer and controller of Bankers Trust Company, joined Bankers Trust in 1971. Prior to assuming his current responsibilities in 1991, he was chief of staff for the bank's Global Markets business and, before that, headed the Loan Syndications and High-Yield Debt Securities unit.

Mr. Yates earned a BA degree from Yale University in 1969 and an MBA degree at the Harvard Business School in 1971. He is 48 years old.